October 11, 2005



Mr. C.E. Andrews
Executive Vice President, Finance
SLM Corporation
12061 Bluemont Way
Reston, VA 20190


Re:
      Form 10-K for the fiscal year ended December 31, 2004
      File No. 001-13251

Dear Mr. Andrews:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.


								Sincerely,



Joyce Sweeney
								 Branch Chief